Exhibit 5.1

DuMoulin Black LLP 1111 West Hastings Street, 15th Floor Vancouver BC Canada V6E 2J3 www.dumoulinblack.com Telephone No. (604) 687-1224

File No. 5082-023

January 29, 2025

Permex Petroleum Corporation

Suite 500 – 666 Burrard Street

Vancouver, BC V6C 2X8

Dear Sirs/Mesdames:

Re:	Permex Petroleum Corporation (the “Company”)

We are British Columbia (the “Province”) securities counsel for the Company and are rendering this opinion in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company under the United Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale of (i) 2,462,843 common shares in the capital of the Company issuable upon the conversion of 10% senior secured convertible debentures (the “Debentures”) in the current outstanding principal amount of $4,276,389 plus twelve (12) months of interest accrued thereon from the date of issuance at a fixed conversion price of $1.91 (the “Conversion Shares”) and (ii) 2,236,551 common shares in the capital of the Company (the “Warrant Shares”) that may be issued upon the exercise of 2,236,551 common share purchase warrants of the Company (the “Warrants”), all as further described in the Registration Statement.

This opinion is being rendered in connection with the filing of the Registration Statement with the Commission and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus constituting a part of the Registration Statement, other than as expressly stated herein with respect to the issue of the Debentures, the Conversion Shares, the Warrants, and the Warrant Shares.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying:

(a)	the Certificate of Incorporation, Notice of Articles and Articles of the Company;

(b)	a copy of directors’ resolutions dated October 18, 2024 of the Company approving, among other things, the issuance of the Debentures, the Conversion Shares, the Warrants, and the Warrant Shares, which resolutions we have assumed will remain in full force and effect, unamended, at all relevant times; and

(c)	an incumbency certificate identifying and providing specimen signatures for certain of the directors and officers of the Company;

(ii)	copies of the executed certificates representing the Warrants (the “Warrant Certificates”); and

(iii)	the Registration Statement.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Other than our review of the Officer’s Certificate and the Warrant Certificates, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Insofar as our opinion in paragraph 3 below relates to the legality, validity, binding nature or enforceability of an agreement, such opinion is subject to:

(i)	the laws of any jurisdiction, other than the Province and the federal laws of Canada applicable therein, which may be considered or given effect to under the laws of the Province in any such determination;

(ii)	general principles of law and equity including the fact that equitable remedies, such as specific performance and injunctions, may only be awarded in the discretion of the court from which they are being sought and, without limiting the generality of the foregoing:

(a)	a court may consider the conduct, or course of conduct, of a party and require that party to act reasonably; and

(b)	the availability of any particular remedy and the ability to recover certain costs, damages and expenses, whether by reason of indemnity, contribution or otherwise, are subject to the discretion of the court from which remedy is being sought;

(iii)	the qualification that rights of indemnity and contribution may be contrary to public policy;

(iv)	the qualification that the costs of and incidental to proceedings authorized to be taken in court or before a judge are under the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings shall be paid;

(v)	the qualification that enforceability of any provision in any agreement purporting to exculpate any party from liability or duty otherwise owed by it may be limited under applicable law;

(vi)	the equitable and statutory power of the courts in the Province having jurisdiction to stay proceedings before them and the execution of judgments;

(vii)	the qualification that the right of a party to exercise any unilateral or unfettered discretion will not prevent a court in the Province from requiring such discretion to be exercised reasonably;

(viii)	the qualification that claims may become barred under the Limitation Act (British Columbia) or may become subject to defenses of set-off and counterclaim;

(ix)	the qualification that the breach by a party of any particular obligation owed to another party may not be enforceable by that other party if no damages are suffered by it as a result of such breach;

(x)	the condition precedent to the obligations of the parties contained in any agreement being satisfied or, if capable of being waived, being waived by the party or parties entitled to insist on fulfillment of the condition, and to the rights of termination set out in any agreement not having been duly exercised by the parties entitled to exercise such rights;

(xi)	applicable bankruptcy, insolvency, reorganization, moratorium, winding-up, arrangement and other laws affecting the rights, powers, privileges, remedies and/or interests of creditors;

(xii)	to the extent any amount is payable in a currency other than lawful money of Canada, the provisions of the Currency Act (Canada) which provide that a court in Canada may grant monetary judgments only in lawful money of Canada;

(xiii)	any provisions of an agreement purporting to entitle a party to reimbursement or indemnification for court costs are subject to the discretion of a court;

(xiv)	the qualification that no opinion is given as to the effect of those provisions of any agreement which purport to allow the severance of invalid, illegal or unenforceable provisions or which purport to restrict the effect of such provisions;

(xv)	the qualification that no opinion is given in respect of any provisions in any agreement which suggest that modifications, amendments or waivers of or with respect to those documents that are not in writing will not be effective;

(xvi)	the qualification that no opinion is given in respect of any provisions in an agreement that purports to obligate a party to agree upon any matter;

(xvii)	the qualification that no opinion is given in respect of any provisions in any agreement which purport to, or could have the effect of, fettering the discretion of the directors of the Company to manage or supervise the management of the business and affairs of the Company; and

(xviii)	the qualification that no opinion is given in respect of any provisions in any agreement which provide the parties with rights to submit matters to arbitration and in respect of any other provisions relating to arbitration proceedings, since under the Arbitration Act (British Columbia) (the “Arbitration Act”) a court of competent jurisdiction in the Province may, in its determination on certain grounds, refuse to stay legal proceedings brought by a party in court against another party in respect of a matter agreed to be submitted to arbitration. In addition, the Arbitration Act provides that a court may hear an appeal of an arbitration award on any question of law, or set aside an arbitration award or remit it to the arbitrator for reconsideration, in each case on certain prescribed grounds.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	The Debentures have been duly created and authorized for issue. The Conversion Shares have been duly allotted and authorized for issuance and, upon valid conversion of the Debentures, and the issuance of the Conversion Shares in accordance with the provisions of their governing instruments, the Conversion Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

2.	The Warrants have been duly created and authorized for issue. The Warrant Shares have been duly allotted and authorized for issuance and, upon the valid exercise of the Warrants, including receipt by the Company of full payment of the exercise price thereof, and the issuance of the Warrant Shares in accordance with the provisions of their governing instruments, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

3.	The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus or any supplement thereto constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP

“DuMoulin Black LLP”